                                                                      EXHIBIT 12


                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges
                               September 30, 2000


                                     2000           1999           1998           1997           1996
                                   --------       --------       --------       --------       --------
                                                              (In thousands)

Income from continuing
    operations before
    provision for income
    taxes                          $ 56,237       $ 27,299       $ 87,071       $ 38,136       $ 64,467
Add:
    Portion of rents
      representative of the
      interest factor                 3,007          3,520          3,050          3,507          3,237
    Interest on debt and
      amortization of debt
      expense                        43,823         37,063         35,579         33,595         31,677
                                   --------       --------       --------       --------       --------
        Income as adjusted         $103,067       $ 67,882       $125,700       $ 75,238       $ 99,381
                                   ========       ========       ========       ========       ========

Fixed Charges
    Interest on debt and
      amortization of debt
      expense (1)                  $ 43,823       $ 37,063       $ 35,579       $ 33,595       $ 31,677
    Capitalized interest (2)             --          3,724          4,132          1,570            376
    Rents                             9,020         10,560          9,149         10,522          9,710
    Portion of rents
      representative of the
      interest factor (3)             3,007          3,520          3,050          3,507          3,237
                                   --------       --------       --------       --------       --------
Fixed charges (1)+(2)+(3)          $ 46,830       $ 44,307       $ 42,761       $ 38,672       $ 35,290
                                   ========       ========       ========       ========       ========

        Ratio of earnings to
           fixed charges               2.20           1.53           2.94           1.95           2.82
                                   ========       ========       ========       ========       ========